UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	February 27, 2026

ZYVERSA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41184	86-2685744
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2436 N Federal Hwy, Suite 466 Lighthouse Point, Florida	33064
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(754) 231-1688

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ZVSA	(1)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

(1) The Company’s common stock is quoted on the OTCQB® Venture Market under the symbol “ZVSA.”

Item 1.01 Entry into a Material Definitive Agreement.

On February 27, 2026, ZyVersa Therapeutics, Inc., a Delaware corporation (the “Company”), entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain accredited investors (the “Purchasers”), pursuant to which the Company issued and sold to the Purchasers convertible promissory notes in an aggregate principal amount of $1 million (the “Notes”) and Series A-4 Common Stock Purchase Warrants (the “Warrants”) to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). The closing of the private placement occurred on February 27, 2026.

The Notes bear interest at a rate of 10% per annum (compounded annually), with interest accruing on the unpaid principal amount and payable on the maturity date. The Notes mature on the date that is twelve months from the date of issuance. The Notes are convertible into shares of Common Stock at a conversion price equal to (i) 80% of the price per share paid in a Qualified Offering, upon its occurrence (as defined in the Notes), or (ii) 80% of the lowest daily volume-weighted average price of the Common Stock during the 10 trading days prior to delivery of a conversion notice that occurs following the earlier of (x) six months after the issuance date or (y) an Event of Default (as defined in the Notes). This share price is subject to a floor price of $0.02 per share.

The Warrants are exercisable beginning on the six-month anniversary of their issuance (the “Initial Exercise Date”), and expire on the five-year anniversary of the issuance date. The exercise price of the Warrants is equal to (i) 110% of the price per share paid in a Qualified Offering that occurs by the Initial Exercise Date, or (ii) 110% of the volume-weighted average price for the five-trading-day period beginning on the 181st day and ending on the 185th day after the issuance date if a Qualified Offering has not occurred by the Initial Exercise Date. The number of shares of Common Stock issuable upon exercise of each Warrant is calculated by dividing 50% of the applicable Purchaser’s subscription amount by the exercise price. The Warrants contain standard anti-dilution adjustments, including adjustments for stock dividends, stock splits, and certain fundamental transactions.

The Securities Purchase Agreement contains customary representations, warranties, and covenants of the Company and the Purchasers. The Company has agreed to certain covenants, including (i) within six months of the issuance date, filing a resale registration statement covering the shares of Common Stock issuable upon conversion of the Notes, (ii) within 30 days of the Initial Exercise Date, filing a resale registration statement covering the shares of Common Stock issuable upon Warrant exercise, (iii) restrictions on redemption of, or payment of dividends on, the Company’s securities while the Notes or Warrants are outstanding, and (iv) restrictions on variable rate transactions while the Notes are outstanding.

The obligations of the Company under the Notes are guaranteed by ZyVersa Therapeutics Operating, Inc., a wholly owned subsidiary of the Company.

The securities were offered and sold pursuant to an exemption from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), contained in Section 4(a)(2) thereof and Regulation D thereunder. Each Purchaser represented to the Company that it is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act. The Company did not engage in general solicitation or general advertising in connection with the offering. The Company intends to use the net proceeds from this offering for working capital purposes.

The foregoing descriptions of the Securities Purchase Agreement, the Notes, and the Warrants do not purport to be complete and are qualified in their entirety by reference to the full text of such documents, copies of which are attached hereto as Exhibits 10.1, 10.2, and 4.1, respectively, and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
4.1	Form of Series A-4 Common Stock Purchase Warrant.
10.1*	Securities Purchase Agreement, dated February 26, 2026.
10.2	Form of Convertible Promissory Note.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	The schedules (and similar attachments) to this exhibit have been omitted from this filing pursuant to Item 601(b)(10) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted schedule (or similar attachment) to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 5, 2026	ZYVERSA THERAPEUTICS, INC.

/s/ Stephen Glover
Stephen Glover
Chief Executive Officer